                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                           PERCLOSE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       MERRILL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 PERCLOSE, INC.
                               -----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 15, 1998

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PERCLOSE, INC., a Delaware corporation (the "Company") will be held on Wednesday, July 15, 1998, at 9:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

    1. To elect three Class III directors of the Company to serve for terms of three years expiring upon the 2001 Annual Meeting of Stockholders or until their successors are elected.

    2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending March 31, 1999.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on May 18, 1998 are entitled to notice of and to vote at the Annual Meeting.

    All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          /s/ John B. Simpson

                                          John B. Simpson, Ph.D., M.D.
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

Menlo Park, California
June 18, 1998

                                    IMPORTANT
 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                                 PERCLOSE, INC.
                                ----------------
                              PROXY STATEMENT FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 15, 1998

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Perclose, Inc. ("Perclose" or the "Company") for use at the Annual Meeting of Stockholders to be held on July 15, 1998 at 9:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304. The telephone number at the meeting location is (650) 493-9300.

    These proxy solicitation materials and the Annual Report to stockholders for the fiscal year ended March 31, 1998 (the "Last Fiscal Year"), including financial statements, were first mailed on or about June 18, 1998 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

    Stockholders of record at the close of business on May 18, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 10,739,902 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), were issued and outstanding and held of record by approximately 254 stockholders. The approximate number of beneficial owners at May 18, 1998 was 2,655.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

    Each stockholder is entitled to one vote for each share held as of the record date. Stockholders will not be entitled to cumulate their votes in the election of directors.

    The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

    The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the three Class III directors, for the confirmation of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked.

    If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1999 ANNUAL
  MEETING

    Proposals that are intended to be presented by stockholders of the Company at the 1999 Annual Meeting must be received by the Company no later than February 14, 1999 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Associates of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that with respect to fiscal year 1998, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with except that
(i) the Company failed to file on behalf of John B. Simpson, a timely Form 4 with respect to five sales transactions and one acquisition transaction, and
(ii) the Company failed to file on behalf of John G. McCutcheon, a timely Form 4 with respect to two acquisition transactions and one sales transaction. Additionally, the Company became aware during fiscal year 1998 that (i) a timely Form 4 was not filed on behalf of John B. Simpson with respect to one acquisition transaction occurring during fiscal year 1997, and (ii) a timely Form 4 was not filed on behalf of Henry A. Plain, Jr. with respect to three disposition transactions occurring during fiscal year 1997.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock of the Company as of April 30, 1998, by (i) each person who is known to the Company to beneficially own more than five percent of the outstanding shares of its Common Stock, (ii) each director and nominee for election, (iii) each officer named in the Summary Compensation Table below and (iv) all directors, nominees for election and executive officers as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices. A total of 10,737,150 shares of the Company's Common Stock were issued and outstanding as of April 30, 1998.

                                                                                           SHARES      APPROXIMATE
                                                                                         BENEFICIALLY PERCENT OWNED
NAME AND ADDRESS                                                                          OWNED (1)        (2)
---------------------------------------------------------------------------------------  -----------  -------------
John B. Simpson, Ph.D., M.D. (3).......................................................   1,922,001         17.9%

Putnam Investment Management, Inc......................................................   1,108,309         10.3%
  One Post Office Square
  Boston, MA 02109

Deerfield Management...................................................................     600,000          5.6%
  450 Lexington Avenue
  Suite 1450
  New York, NY 10017

Scudder Kemper Investments, Inc........................................................     591,900          5.5%
  345 Park Avenue
  New York, NY 10154

James W. Vetter, M.D. (4)..............................................................     341,969          3.2%

Henry A. Plain, Jr. (5)................................................................     294,368          2.7%

Mark A. Wan (6)........................................................................      53,659         *
  Three Arch Partners
  2800 Sand Hill Road, Suite 270
  Menlo Park, CA 94025

Vaughn D. Bryson (7)...................................................................      49,477         *
  800 Pembroke Court
  Vero Beach, FL 32963

Serge Lashutka (8).....................................................................      13,562         *
  Unocal Corporation
  2141 Rosecrans Avenue, Suite 4000
  El Segundo, CA 90245

Michael L. Eagle (9)...................................................................      11,562         *
  Eli Lilly and Company
  Lilly Corporate Center
  Indianapolis, IN 46285

Ronald W. Songer (10)..................................................................     111,011          1.0%

Coy F. Blevins (11)....................................................................      70,915         *

John G. McCutcheon (12)................................................................      52,778         *

Kenneth E. Ludlum (13).................................................................      47,122         *

All directors and executive officers as a group (Includes 12 persons) (14).............   3,034,545         28.3%

------------------------

  *  Less than 1%.

 (1) Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Percent of the outstanding shares of Common Stock, treating as outstanding all shares issuable on exercise of options held by the particular beneficial owner that are included in the first column.

 (3) Includes (i) 1,291,943 shares held by the Simpson Family Trust over which Dr. Simpson and his wife hold voting and dispositive control, (ii) 48,000, 50,000, 50,000 and 49,600 shares held by the

     Kendall L. Simpson Trust, the Kimberly Lynn Simpson Trust, the Lindi D'Aunn Simpson Trust and the John David Simpson Trust, respectively, over which Dr. Simpson and his wife hold voting and dispositive control (iii) 396,294 shares held by Fox Hollow, Ltd., and (iv) 7,000 shares held by Rita Lynn Simpson. Also includes 29,164 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.

 (4) Includes 24,477 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.

 (5) Includes 20,999 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.

 (6) Includes 52,811 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998

 (7) Consists of 49,477 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.


 (8) Includes 11,562 shares issuable upon exercise of stock options exercisable within 60 days after April, 1998.


 (9) Consists of 11,562 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.

 (10) Includes 15,112 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.

 (11) Includes 38,415 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.

 (12) Includes 24,704 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.

 (13) Consists of 47,122 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.

 (14) Includes 335,903 shares issuable upon exercise of stock options exercisable within 60 days after April 30, 1998.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

    Pursuant to the Company's Restated Certificate of Incorporation, the Company's Board of Directors currently consists of seven persons, divided into three classes serving staggered terms of three years. Currently there are two directors in Class I, two directors in Class II and three directors in Class
III. Three Class III directors are to be elected at the Annual Meeting. The Class I and Class II directors will be elected at the Company's 1999 and 2000 Annual Meetings of Stockholders, respectively. Each of the three Class III directors elected at the Annual Meeting will hold office until the 2001 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

    In the event that any of such persons becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

    The names of the three Class III nominees for election to the Board of Directors at the Annual Meeting, their ages as of the Record Date and certain information about them are set forth below. The names of the current Class I and Class II directors with unexpired terms, their ages as of the Record Date and certain information about them are also set forth below.

                                                                                                                  DIRECTOR
NAME                                                  AGE      PRINCIPAL OCCUPATION                                 SINCE
------------------------------------------------      ---      ------------------------------------------------  -----------
NOMINEES FOR CLASS III DIRECTORS
John B. Simpson, Ph.D., M.D. ...................          54   Chairman, Perclose, Inc.                                1992
                                                                 Professor, Stanford University

Henry A. Plain, Jr. ............................          40   President and Chief Executive Officer,                  1993
                                                                 Perclose, Inc.

Vaughn D. Bryson................................          60   President, Life Science Advisors, LLC                   1995

CONTINUING CLASS I DIRECTORS

Michael L. Eagle................................          51   Vice President, Manufacturing,                          1996
                                                                 Eli Lilly and Company

Serge Lashutka..................................          51   Manager of Organizational Development,                  1996
                                                                 Unocal Corporation

CONTINUING CLASS II DIRECTORS

James W. Vetter, M.D. ..........................          41   Staff Cardiologist, Sequoia Hospital                    1992
                                                                 Associate Professor, Stanford University

Mark A. Wan.....................................          33   General Partner, Three Arch Partners                    1992

    There are no family relationships among directors or executive officers of the Company.

    DR. SIMPSON co-founded Perclose in March 1992 and has served as Chairman of the Board since the Company's inception. Dr. Simpson is a professor of clinical medicine at Stanford University. He has served as a Staff Cardiologist at Sequoia Hospital in Redwood City, California since 1981. Dr. Simpson founded Advanced Cardiovascular Systems, Inc. ("ACS") in 1978 and Devices for Vascular Intervention, Inc. ("DVI") in 1984, each of which are currently divisions of Guidant Corporation. Dr. Simpson is a director of several privately held companies. Dr. Simpson holds a B.S. in Agriculture from Ohio State University, a Ph.D. in Biomedical Sciences from the University of Texas at Houston and an M.D. from Duke University.

    MR. PLAIN joined Perclose in February 1993 as President and Chief Executive Officer and a member of the Company's board of directors. Prior to joining Perclose, Mr. Plain was with Eli Lilly and Company ("Lilly") for twelve years where he held various management positions in Lilly's pharmaceutical and medical device units in a variety of functional areas including marketing, sales, finance, human resources, manufacturing and international operations. Mr. Plain is a director of several private companies.

    MR. BRYSON has served as a Director of Perclose since January 1995. Mr. Bryson is currently President of Life Science Advisors, LLC. Mr. Bryson was a thirty-two year employee of Lilly and served as President and Chief Executive Officer of Lilly from 1991 to 1993. He was Executive Vice President from 1986 until 1991. He served as a member of Lilly's Board of Directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International from April 1994 to December 1996. Mr. Bryson is also a Director of Ariad Pharmaceuticals, Chiron Corporation, Fusion Medical Technologies and Quintiles Transnational Corporation. Mr. Bryson received a B.S. degree in Pharmacy from the University of North Carolina and completed the Sloan Program at Stanford University Graduate School of Business.

    MR. EAGLE has served as a Director of Perclose since September 1996. He has held various management positions in Lilly's pharmaceutical and medical device units since 1983, and currently serves as Vice President, Manufacturing. From June 1993 until January 1994, he served as Vice President of Pharmaceutical Manufacturing for Lilly, and from January 1991 until June 1993, he served as Vice President of the vascular intervention component of the Medical Devices and Diagnostics Division of Lilly. From 1988 to 1991, Mr. Eagle was President and Chief Executive Officer of IVAC Corporation, a Lilly subsidiary. From 1983 to 1988, he held various positions with ACS, a former Lilly subsidiary, serving most recently as Senior Vice President of Manufacturing from 1985 to 1988. Mr. Eagle is also a Director of Cardiac Pathways, Inc. Mr. Eagle holds a B.S. in Mechanical Engineering from Kettering University and an M.S. in Industrial Administration from Purdue University.

    MR. LASHUTKA has served as a Director of Perclose since September 1996. He is currently a Manager of Organizational Development of Unocal Corporation, a major oil, gas and chemical company. From 1993 to 1996, Mr. Lashutka was Director, Organization Development and Senior Consultant of Pacific Health Systems, Inc., a managed health care organization. From 1979 to 1993, he to was Manager of the Organization Effectiveness Department at the Kaiser Permanente Medical Care Program, a major managed health care organization operating in California. Mr. Lashutka holds a B.A. from Ohio State University, an M.A. in Psychology from the United States International University and an M.B.A. from the University of California at Berkeley.

    DR. VETTER is a co-founder of the Company and has served as a director of the Company and is a consultant and medical advisor to the Company since its inception. Since 1989, Dr. Vetter has served as a Staff Cardiologist at Sequoia Hospital in Redwood City, California. Dr Vetter is an associate professor of clinical medicine at Stanford University.

    MR. WAN has served as a Director of Perclose since September 1992. He has been a General Partner of Three Arch Partners, a venture capital firm specializing in health care investments, since October 1993. From 1987 to 1993, Mr. Wan held various positions at Brentwood Associates, a venture capital firm, most recently as a General Partner. Mr. Wan has been involved in the formation of several privately held venture capital-backed health care companies and serves as a director of several privately held companies. Mr. Wan holds a B.S. in Electrical Engineering, and a B.A. in Economics from Yale University and an M.B.A. from Stanford University.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held six meetings during the fiscal year ended March 31, 1998. All nominees for election as a director or continuing director attended at least 75% of the meetings of the Board of Directors or of the committee(s) upon which such nominee or director served during the Last Fiscal Year.

    The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

    The Audit Committee consists of directors Wan and Eagle. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee held one meeting in the Last Fiscal Year.

    The Compensation Committee consists of directors Wan, Simpson and Bryson. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for executive officers and certain employees of the Company. The Compensation Committee held two meetings during the Last Fiscal Year.

COMPENSATION OF DIRECTORS

    Directors of the Company do not receive cash compensation for services they provide as directors. From time to time, certain directors who are not employees of the Company have received grants of options to purchase shares of the Company's Common Stock. Under the 1995 Director Option Plan, directors who are not employees of the Company receive options to purchase up to 15,000 shares of Common Stock upon joining the Board of Directors and annual grants of options to purchase up to 5,000 shares of Common Stock. The Company does not provide additional compensation for committee participation or special assignments of the Board of Directors.

VOTE REQUIRED

    The three nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as the Class III directors.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

                                 PROPOSAL NO. 2
            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as independent auditors of the Company, to audit the financial statements of the Company for the fiscal year ending March 31, 1999 and recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1999.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders of the Company's Common Stock at March 31, 1998 since November 7, 1995 (the date the Company first became subject to the reporting requirements of the Exchange
Act) to the cumulative total return over such period of (i) "Nasdaq Stock Market -- U.S." index and (ii) the Hambrecht & Quist "Healthcare, Excluding Biotechnology" index. The graph assumes the investment of $100 on November 7, 1995 in the Company's Common Stock and each of such indices (from October 31, 1995) and reflects the change in the market price of the Company's Common Stock relative to the noted indices at March 31, 1998 and not for any interim period. The performance shown is not necessarily indicative of future price performance.

                COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN*
           AMONG PERCLOSE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
      AND THE HAMBRECHT & QUIST HEALTHCARE--EXCLUDING BIOTECHNOLOGY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                      HAMBRECHT & QUIST HEALTHCARE

               PERCLOSE, INC.        NASDAQ STOCK MARKET (U.S.)                -EXCLUDING BIOTECHNOLOGY
11/07/95                 $100                              $100                                    $100
3/96                     $181                              $106                                    $117
3/97                     $163                              $117                                    $115
3/98                     $218                              $178                                    $165

* $100 invested on 11/7/95 in stock or index, including reinvestment of dividends. Fiscal year ending March 31.

    THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

    SUMMARY COMPENSATION TABLE. The following table sets forth certain compensation paid by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered during each of the fiscal years ended March 31, 1996, 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                                                        SECURITIES
                                                                 ANNUAL COMPENSATION    UNDERLYING
                                                     FISCAL     ---------------------     OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR      SALARY($)   BONUS($)   (# OF SHARES)  COMPENSATION
-------------------------------------------------  -----------  ----------  ---------  -------------  -------------

Henry A. Plain, Jr...............................        1998   $  243,846  $  21,000       62,000      $     733(1)
President and Chief Executive Officer                    1997      215,000     19,250        9,000            770(1)
                                                         1996      187,370     35,000       30,000            770(1)

Coy F. Blevins...................................        1998      140,640     20,000       21,000         20,671(2)
Vice President of Sales                                  1997      107,246     11,000       24,500         51,412(3)
                                                         1996       92,444     --            7,500         51,412(4)

Kenneth E. Ludlum................................        1998      158,404     12,000       36,000            759(1)
Vice President of Finance,                               1997      127,154     11,000       84,500          1,260(1)
  Chief Financial Officer                                1996       --         --           --             --

John G. McCutcheon...............................        1998      146,521     20,000       31,000            733(1)
Vice President of                                        1997      113,090     11,000       34,500            736(1)
  International Sales and Marketing                      1996       95,375     --           15,000            740(1)

Ronald W. Songer.................................        1998      142,616     12,000       21,000            692(1)
Vice President of Product Development                    1997      125,577     11,000       24,500            770(1)
                                                         1996      107,260     10,000       15,000            770(1)

------------------------

(1) Consists of life insurance premiums paid by the Company.

(2) Consists of commissions totaling $15,092, automobile allowance totaling $4,846, and life insurance premiums totaling $733, all paid by the Company.

(3) Consists of commissions totaling $43,600, automobile allowance totaling $6,300, and life insurance premiums totaling $1,512, all paid by the Company.

(4) Consists of commissions totaling $43,600, automobile allowance totaling $6,300 and life insurance premiums totaling $1,512, all paid by the Company.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth information with respect to each grant of stock options made during the fiscal year ended March 31, 1998 to each executive officer named in the Summary Compensation Table above:

                          OPTION GRANTS IN FISCAL 1998

                                                                                                   POTENTIAL REALIZABLE
                                                      % OF TOTAL                                     VALUE AT ASSUMED
                                        NUMBER          OPTIONS                                    ANNUAL RATES OF STOCK
                                     OF SECURITIES    GRANTED TO      EXERCISE                      PRICE APPRECIATION
                                      UNDERLYING       EMPLOYEES       OR BASE                      FOR OPTION TERM (2)
                                        OPTIONS        IN FISCAL      PRICE (1)     EXPIRATION     ---------------------
NAME                                 GRANTED(1)(#)       YEAR          ($/SH)          DATE         5% ($)     10% ($)
-----------------------------------  -------------  ---------------  -----------  ---------------  ---------  ----------
Henry A. Plain, Jr.................          709             0.1          20.25        05/05/07        9,029      22,882
                                           1,291             0.1          20.25        05/05/07       16,441      41,665
                                           3,881             0.4          24.63        07/15/07       61,684     154,830
                                           6,119             0.6          24.63        07/15/07       97,254     244,113
                                           3,890             0.4          19.75        01/21/08       48,316     122,443
                                          46,110             4.7          19.75        01/21/08      572,717   1,451,377

Coy F. Blevins.....................          105             0.0          20.25        05/05/07        1,337       3,389
                                             895             0.1          20.25        05/05/07       11,398      28,885
                                           4,622             0.5          19.75        01/21/08       57,408     145,484
                                          15,378             1.6          19.75        01/21/08      191,005     484,044

Kenneth E. Ludlum..................        1,000             0.1          20.25        05/05/07       12,735      32,273
                                          15,000             1.5          20.25        05/05/07      191,027     484,099
                                           5,203             0.6          19.75        01/21/08       64,625     163,772
                                          14,797             1.5          19.75        01/21/08      183,789     465,756

John G. McCutcheon.................          105             0.0          20.25        05/05/07        1,337       3,389
                                             895             0.1          20.25        05/05/07       11,398      28,885
                                           2,084             0.2          22.63        10/06/07       32,623      79,875
                                           7,916             0.8          22.63        10/06/07      123,917     303,404
                                           1,699             0.2          19.75        01/21/08       21,103      53,478
                                          18,301             1.9          19.75        01/21/08      227,311     576,050

Ronald W. Songer...................          107             0.0          20.25        05/05/07        1,363       3,453
                                             893             0.1          20.25        05/05/07       11,372      28,820
                                           4,148             0.4          19.75        01/21/08       51,521     130,564
                                          15,852             1.6          19.75        01/21/08      196,892     498,964

------------------------

(1) The exercise price and tax withholding obligations related to exercise may in some cases be paid by delivery of other shares or by offset of the shares subject to the options.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company does not believe that any formula will determine with reasonable accuracy, a present value based on future unknown or volatile factors.

(3) Options generally become exercisable as to 25% of the option shares on the first anniversary of the vesting commencement date and thereafter ratably on a monthly basis, with full vesting occurring on the fourth anniversary of the vesting commencement date.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
VALUES. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, information with respect to each exercise of stock options during the fiscal year ended March 31, 1998 and the value of unexercised options at March 31, 1998:

         AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND YEAR-END VALUES

                                                                    NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                           SHARES                  UNDERLYING UNEXERCISED        IN-THE-MONEY
                                          ACQUIRED       VALUE        OPTIONS AT FISCAL        OPTIONS AT FISCAL
                                             ON        REALIZED           YEAR-END               YEAR-END (2)
                                          EXERCISE        (1)      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
NAME                                         (#)          ($)                (#)                      ($)
---------------------------------------  -----------  -----------  -----------------------  -----------------------
Henry A. Plain, Jr.....................      --           --             18,062/82,938             92,138/602,362
Coy F. Blevins.........................      --           --             36,790/41,210            795,900/337,600
Kenneth E. Ludlum......................      --           --             37,790/82,710            253,958/618,918
John G. McCutcheon.....................      11,000      251,075         22,111/58,389            278,990/437,636
Ronald W. Songer.......................      --           --             13,700/46,800             72,916/326,209

------------------------

(1) Based on the last reported sale price of the Company's Common Stock on the date of exercise.

(2) Based on a fair market value of $28.31, which was the last reported sale price of the Company's Stock on March 31, 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    The Company has an employment agreement with Kenneth E. Ludlum, its Vice President, Finance and Chief Financial Officer. The agreement provides that in the event of a change in control of the Company, all of Mr. Ludlum's then unvested stock options will become fully vested and that, if Mr. Ludlum's employment were terminated voluntarily or involuntarily within twelve months following such change in control, he will be entitled to receive six months severance pay in the event of voluntary termination and twelve months severance pay in the event of involuntary termination. The agreement does not provide for any specified term of employment. No payments have been made to Mr. Ludlum under such agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    During the year ended March 31, 1998, Messrs. Simpson, Bryson and Wan served as the Compensation Committee of the Company's board of directors. Dr. Simpson holds options to purchase up to 45,000 shares of Common Stock of the Company. Mr. Bryson holds options to purchase up to 70,000 shares of Common Stock of the Company. Mr. Wan holds options to purchase up to 70,000 shares of Common Stock of the Company. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    THE FOLLOWING IS PROVIDED TO STOCKHOLDERS BY THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

    The Compensation Committee of the Board of Directors (the "Committee"), comprising three outside directors, is responsible for the administration of the Company's compensation programs. These programs include base salary for executive officers and both annual and long-term incentive compensation programs. The Company's compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to the Company's performance.

COMPENSATION PHILOSOPHY

    The design and implementation of the Company's executive compensation programs are based on a series of guiding principles derived from the Company's values, business strategy and management requirements. These principles may be summarized as follows:

    - Align the financial interests of the management team with the Company and its stockholders;

    - Attract, motivate and retain high-caliber individuals necessary to increase total return to stockholders;

    - Provide a total compensation program where a significant portion of pay is linked to short and long-term Company performance; and

    - Emphasize reward for performance at the Company level.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Committee believes that any options granted under the Company's stock option plan will meet the requirement of being performance based under the transition provisions provided in the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

COMPENSATION PROGRAM

    The Company's executive compensation program has three major components, all of which are intended to attract, retain and motivate executive officers consistent with the principles set forth above. The Committee considers these components of compensation individually as well as collectively in determining total compensation for executive officers.

    1. BASE SALARY. Each fiscal year the Committee establishes base salaries for individual executive officers based upon (i) industry and peer group surveys, (ii) responsibilities, scope and complexity of each position and (iii) performance judgments as to each individual's past and expected future contributions. The Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for the Company's executive officers other than the Chief Executive Officer. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectations as to his future contributions in leading the Company.

    2. ANNUAL CASH (SHORT TERM) INCENTIVES. In fiscal 1998, the Company's targeted cash bonuses ranged from 12% to 16% of base salary, with 16% for the chief executive officer position. Each officer who served in an executive capacity during the Last Fiscal Year, including the Chief Executive Officer, received a cash bonus for such service ranging in amount from approximately 7% to approximately 12% of base salary.

    The annual bonus payments are based on achieving a set of specific corporate goals established at the beginning of the fiscal year. The goals are weighted individually with the total for all goals equal to 100%. Annual cash bonus payments for the management team are a result of the total percentage of goals achieved multiplied by the management level's target annual cash bonus. In establishing bonus payments for the Last Fiscal Year, the Committee measured progress in the Company's product development programs and clinical trials during the year, as well as financial performance. Each officer may receive a portion or the full amount of their targeted annual performance based bonus. The bonus award to the Chief Executive Officer in fiscal 1998 was approximately 8% of his base salary.

    Annual cash incentives are established to provide a direct linkage between individual pay and annual corporate performance. Target annual bonus awards are established for executive officer positions and other members of management and are based upon industry and peer group surveys and level of management.

    3. EQUITY (LONG TERM) BASED INCENTIVE COMPENSATION. Long term incentives for the Company's employees are provided under the Company's stock option plans. Each fiscal year, the Committee considers the desirability of granting to executive officers long-term incentives in the form of stock options. These option grants are intended to motivate the executive officers to manage the business to improve long-term Company performance and align the financial interests of the management team with the Company and its stockholders. The Committee established the grants of stock options to executive officers and other management team members in the Last Fiscal Year based upon providing an adequate retention incentive in the competitive arena for employment in the Company's geographic area. Each participant was granted the same number of stock options under this program. During the Last Fiscal Year, option awards exercisable for up to an aggregate of 62,000 shares of Common Stock were granted to the Chief Executive Officer. All stock options granted under this program in the Last Fiscal Year provide for vesting over a four-year period.

                                          Respectfully submitted,

                                          /s/ John B. Simpson

                                          John B. Simpson, Ph.D., M.D.
                                          Vaughn D. Bryson
                                          Mark A. Wan

    THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                              CERTAIN TRANSACTIONS

    During the fiscal year ended March 31, 1998, the Company made payments to the following members of its Board of Directors pursuant to consulting arrangements between the Company and such directors: John B. Simpson, Ph.D., M.D., $61,631.63 and James W. Vetter, M.D., $64,714.77.

    On June 23, 1997, the Company loaned to Kenneth E. Ludlum, the Vice President of Finance and Chief Financial Officer, the principal amount of $200,000, with interest to accrue at a rate of 6.80% per annum, due and payable on the earlier of June 23, 2001 or the termination of Mr. Ludlum's employment.


    In March 1998, the Company assigned rights in a patent unrelated to Perclose's core technology to a company formed by one of the Company's ex-employees. In exchange for this technology assignment, the Company received 900,000 shares of Common Stock. Perclose also has the right to elect one member of the Board of Directors of the newly formed company.


                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

    THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, PERCLOSE, INC., 199 JEFFERSON DRIVE, MENLO PARK, CALIFORNIA 94025.

                                          THE BOARD OF DIRECTORS

Dated: June 18, 1998

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PERCLOSE, INC.
                      1998 ANNUAL MEETING OF STOCKHOLDERS

      The undersigned stockholder of Perclose, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated June 17, 1998 and hereby appoints Henry A. Plain, Jr. and Kenneth E. Ludlum or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1998 Annual Meeting of Stockholders of Perclose, Inc. to be held on July 15, 1998 at 9:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.   Election of Class III Directors

     / /  FOR                                            / /  WITHHOLD

     NOMINEES:      JOHN B. SIMPSON, PH.D., M.D.      HENRY A. PLAIN, JR.      VAUGHN D. BRYSON

THE STOCKHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR EITHER NOMINEE BY STRIKING OUT THE NAME OF SUCH NOMINEE
ABOVE.

2.   Proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 1999.

     / / FOR             / / AGAINST             / / ABSTAIN

                                SEE REVERSE SIDE

      THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE THREE NOMINATED CLASS III DIRECTORS; (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

      PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

      PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                             DATE: ______________________ , 1998
                                             ___________________________________
                                                        SIGNATURE(S)
                                             ___________________________________
                                                        SIGNATURE(S)

                                             NOTE:  This Proxy should be marked,
                                             signed   by   the    stockholder(s)
                                             exactly  as his or her name appears
                                             hereon, and  returned  promptly  in
                                             the   enclosed   envelope.  Persons
                                             signing  in  a  fiduciary  capacity
                                             should  so indicate.  If shares are
                                             held  by   joint  tenants   or   as
                                             community   property,  both  should
                                             sign.